225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Media Contact:	Hannah Grove	Carolyn Cichon
	617/664-3377	617/664-8672

STATE STREET NAMES NEW CHIEF FINANCIAL OFFICER

            BOSTON, MA. September 30, 2002 -- State Street Corporation (NYSE: STT), the world's leading specialist in meeting the needs of sophisticated global investors, today announced the appointment of Edward J. Resch to Executive Vice President and Chief Financial Officer. Resch will report to David Spina, Chairman and Chief Executive Officer of State Street Corporation.

          "We are very pleased to have an individual with Ed’s capabilities and experience in this important role for State Street," said Spina. "Ed has spent more than 25 years in financial management positions for some of the world’s leading financial companies. As State Street continues to grow and increase our presence around the globe, I am confident that Ed will be a valuable member of our leadership team."

          Resch most recently served as Managing Director and CFO of Pershing, a New Jersey-based firm that serves a wide range of brokerage firms and financial institutions. Pershing is a subsidiary of Credit Suisse First Boston. Prior to his role at Pershing, Resch was a managing director of Donaldson, Lufkin & Jenrette, Inc., serving as Chief Accounting Officer. Previously, he had been Chief Financial Officer of its capital markets group. Other experience includes senior positions at Salomon Brothers Inc., Price Waterhouse, and Procter & Gamble.

          Resch holds a BS degree from Lehigh University and an MBA from Rutgers University.

          Resch succeeds Ronald O’Kelley, who left State Street in March 2002 for personal reasons. Stefan Gavell, Executive Vice President and chair of the firm’s Investment Committee, has held the CFO position on an interim basis.

          State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $770 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com.

          This news release may contain forward-looking statements, as defined by federal securities laws, including statements about the financial outlook and business environment. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's 2001 annual report and subsequent SEC filings. They include risks and uncertainties relating to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, and the dynamics of the markets State Street serves. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, September 30, 2002, and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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